BLACKBRIAR
ADVISORS LLC

VIA EMAIL: richarda@sezarenergy.com

December 1, 2017

Mr. Richard Azar
Camber Energy, Inc.
4040 Broadway
Suite 425
San Antonio, TX 78209

Re: Engagement Agreement – Camber Energy, Inc.

Dear Mr. Azar:

BlackBriar Advisors LLC ("BlackBriar") is pleased to provide financial advisory and accounting services to Camber Energy, Inc. ("Camber" or the "Company").

SCOPE OF SERVICES

Robert Schleizer currently serves as Interim Chief Financial Officer ("CFO") for the Company and with support of BlackBriar professionals provides all accounting and financial reporting services for the Company including:

- Cash management;
- Prepare cash flow forecasts and budgets;
- Accounts payable, accounts receivable, JIB accounting;
- Preparation of monthly operating and financial reports including income statements, balance sheets and cash flows for Camber and its affiliates;
- Coordinate with operations to facilitate preparation of monthly operating reports from BOLO and supporting audit work paper and supporting schedule repository and controls;
- Direct operations with management including oversight and approval of disbursements;
- Treasury management services;
- Oversight of investor relations including investor communications, preparation/review of press releases;
- Preparation of audited financial statements related SEC filings;
- Oversight of Information Technology;
- Assist management with review of strategic initiatives and assess financial and liquidity impact;
- Assist with communication and negotiation with lenders, creditors and stakeholders, as required, and;
- Such other duties as mutually agreed upon.

FEES

BlackBriar agrees to provide the Services herein for a monthly fee of $40,000 plus reimbursement of reasonable customary and necessary expenses including travel and related costs. BlackBriar shall also be eligible for bonus compensation commensurate with its position as Chief Financial Officer and supporting staff in line with the Company's other officers.

Invoices for the Services will be billed in advance monthly amounts on the 1st day of each month and will be payable upon receipt of the invoice. It is understood that either party to this contract may terminate the contract upon (30) days' notice to the other party.

WORK PRODUCT

The Company acknowledges and agrees that any written reports, analyses, statistics, assessments, plans, forecasts, recommendations, studies or other written work product prepared by BlackBriar pursuant to this engagement (collectively, "Work Product") is confidential and proprietary and is for the Company's exclusive use and may not be distributed or provided to, shared with or disclosed to any other party or person, without BlackBriar's prior written consent.

Furthermore, the Work Product may not be relied upon by any other party or person, for any reason whatsoever and may not be utilized for any other purpose except for those specifically contemplated herein. Upon full payment of all amounts due to us in connection with this engagement, the work product embodied in the deliverables set out in this engagement letter will become your sole and exclusive property, except as set forth below.

Our work papers will not constitute work product and will remain our sole and exclusive property. The Company further acknowledges and agrees that BlackBriar shall have the right to use information obtained, received and/or generated (by it or others), in connection with the Services and the engagement described herein, for the preparation of general industry performance evaluations and similar analysis for BlackBriar 's marketing, research and business development activities as well as any other similar purposes BlackBriar may determine so long as such use does not include the specific name of the Company but merely refers generally to the industry and/or business type. This paragraph shall survive the termination/expiration of the engagement described in this letter.

LIABILITY AND INDEMNIFICATION

In no event, unless it has been finally determined by a court having competent jurisdiction, that BlackBriar was grossly negligent or acted with willful misconduct or fraudulently, shall BlackBriar (including any officer, director, shareholder, employee, agent and representative thereof, as well as affiliates and successors of the foregoing) be liable to the Company or any of the Company's officers, directors, shareholders, employees, agents, representatives, or any third party, whether pursuant to a claim in tort, contract or otherwise. In no event shall BlackBriar (including any officer, director, shareholder, employee, agent and representative thereof, as well as affiliates and successors of the foregoing) be liable for any special, consequential, indirect, exemplary, punitive, lost profits or similar damages arising from the engagement or the Services. The Company shall indemnify, defend and hold BlackBriar (including its officers, directors, shareholders, principals, employees, agents and representatives, as well as affiliates and successors of the foregoing) and its contract affiliates, harmless on a current basis as incurred, from and against any and all liabilities, losses, demands, penalties, actions, suits, costs and expenses (including, without limitation, reasonable attorney's fees and expenses), to which any of the foregoing may be subject to or incur arising out of, or in connection with the performance of Services or otherwise incident to

the engagement herein contemplated except to the extent that it is finally determined by a court of competent jurisdiction that such damages arise directly out of BlackBriar's own gross negligence or willful misconduct.

BlackBriar and its professionals serving in officer and director capacities shall be a named insured under the Company's director and officer liability insurance.

The Company's obligations under this paragraph shall survive the termination of the engagement herein contemplated.

Either party may immediately terminate this engagement upon written notice to the other party provided however, BlackBriar shall be entitled to payment for Services provided and Expenses incurred through the effective date of such termination in accordance with this agreement.

GENERAL TERMS

This engagement letter and the relationship established hereby shall be governed by the laws of the State of Texas (without regard to its conflict of laws provisions) and any dispute or claim arising out of or relative thereto shall be heard by the state courts located in Dallas County or federal courts located in Dallas County, Texas. This engagement letter constitutes the entire agreement between the parties and may be modified or amended only in writing signed by both parties. We appreciate the opportunity to serve your needs.

Very truly yours,

BlackBriar Advisors LLC

Robert Schleizer
Managing Partner

Agreed to and accepted by:

Camber Energy, Inc.

By: Richard Azar

Its: Interim Chief Executive Officer Date: 12/04/2017